Exhibit 5.1

WINSTON & STRAWN LLP

35 W. Wacker Drive

Chicago, Illinois 60601

October 27, 2005

NovaMed, Inc.

980 N. Michigan Ave.

Suite 1620

Chicago, Illinois 60611

Re:	Registration Statement on Form S-8 of
NovaMed, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel for NovaMed, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement relating to the registration of (i) 1,400,000 shares (the “Incentive Plan Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the grant of certain restricted stock and other awards or upon the exercise of certain stock options (collectively, the “Stock Incentive Plan Awards” and, individually, a “Plan Award”) that may be issued pursuant to the NovaMed, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and (ii) 250,000 shares (the “Restricted Plan Shares” and, together with the Incentive Plan Shares, the “Shares”) of Common Stock issuable pursuant to the grant of certain restricted stock awards (collectively, the “Restricted Stock Plan Awards” and, individually, a “Plan Award”) that may be issued pursuant to the NovaMed, Inc. 2005 Restricted Stock Plan (the “Restricted Stock Plan” and, together with the Stock Incentive Plan, the “Plans”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plans; (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of issuance of the Common Stock, the filing of the Registration Statement and the approval of the Plans; and (vi) the Final Report of the Inspector of Election, dated June 17, 2005, certifying the approval of the Stock Incentive Plan by a majority of the Company’s shareholders.

We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Plan Award prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, including, if applicable, upon payment of the specified exercise price therefore, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion letter is being furnished solely for the Company’s benefit in connection with the offer, sale and issuance of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/    Winston & Strawn LLP